Exhibit 99.2

KLDiscovery Inc. Adds Lauren Tanenbaum to the Board of Directors

McLEAN, Va.— February 8, 2021 — KLDiscovery Inc. (“KLDiscovery”), a leading global provider of electronic discovery, information governance and data recovery services, today announced that it is adding Lauren Tanenbaum to its Board of Directors, effective February 2, 2021.

Ms. Tanenbaum is a Principal within the Global Capital Markets team at The Carlyle Group Inc. (“Carlyle”). She provides financing guidance for Carlyle’s four U.S.-based private equity funds both at initial acquisition and on an ongoing portfolio basis. In her role in Capital Markets, Ms. Tanenbaum arranges a wide variety of financings ranging from large, broadly syndicated transactions to middle market private placements.

Prior to joining Carlyle in 2018, Ms. Tanenbaum worked at J.P. Morgan from 2011-2018, most recently as a Vice President in Leveraged Finance. Additionally, she was an Investment Banker in the Public Finance department at Morgan Stanley from 2009-2011.

Ms. Tanenbaum graduated summa cum laude from University of Pennsylvania.

“We are pleased to welcome Lauren to our Board of Directors,” said Christopher Weiler, Chief Executive Officer of KLDiscovery. “She brings a wealth of financing experience to our Board.”

KLDiscovery’s Board members are: Chair of the Board - Donna Morea; Chris Weiler, CEO KLDiscovery; Will Darman; Ian Fujiyama; Kevin Griffin; Jonathan Ledecky; Evan Morgan; Lawrence Prior III; Lauren Tanenbaum; and Richard Williams.

About KLDiscovery

KLDiscovery provides technology-enabled services and software to help law firms, corporations, government agencies and consumers solve complex data challenges. The company has 32 locations, nine data centers and 18 data recovery labs across 18 countries and is a global leader in delivering best-in-class eDiscovery, information governance and data recovery solutions to support the litigation, regulatory compliance, internal investigation and data recovery and management needs of our clients. Serving clients for over 30 years, KLDiscovery offers data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software and data hosting for web-based document reviews, and managed document review services. In addition, through its global Ontrack Data Recovery business, KLDiscovery delivers world-class data recovery, email extraction and restoration, data destruction and tape management. KLDiscovery has been recognized as one of the fastest growing companies in North America by both Inc. Magazine (Inc. 5000) and Deloitte (Deloitte's Technology Fast 500) and CEO Chris Weiler was recognized as a 2014 Ernst & Young Entrepreneur of the Year™. Additionally, KLDiscovery is a Relativity Certified Partner and maintains ISO/IEC 27001 Certified data centers around the world. For more information, please email info@kldiscovery.com or visit www.kldiscovery.com.

Media Contact:
Krystina Jones
888-811-3789
krystina.jones@kldiscovery.com

Investor Contact:

Richard Simonelli

202-450-9516

richard.simonelli@kldiscovery.com

Source: KLDiscovery